SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 10, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   California Gold Corp.

Dear Sirs:

We were appointed the principal auditors for California Gold Corp. on August 7, 2009 and we have not reported on the financial statements of California Gold Corp. for any periods. We have read California Gold Corp.'s statements under Item 4 of its Form 8-K dated September 10, 2009, and we agree with such statements.

From August 7, 2009 through to the date hereof, there have been no disagreements between California Gold Corp. and Seale & Beers, CPAs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Seale & Beers, CPAs would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501